Exhibit 99.1

Interactive Intelligence Reports Fourth Quarter and Total 2002 Financial Results

INDIANAPOLIS, Feb. 12 — Interactive Intelligence Inc. (Nasdaq: ININ), a global developer of IP telephony software, today reported revenues of $11.8 million and a net loss of $2.0 million, or $0.13 per share, for the fourth quarter ended Dec. 31, 2002. For the fourth quarter of 2001, revenues were $12.9 million and the net loss was $1.3 million, or $0.09 per share.

For the total year ended Dec. 31, 2002, Interactive Intelligence reported revenues of $47.8 million and a net loss of $7.7 million, or $0.50 per share. For the total year ended Dec. 31, 2001, revenues were $47.9 million and the net loss was $11.0 million, or $0.73 per share.

These results, attached herein, reflect the revised accounting method announced on Feb. 3, 2003. Under this method, the recognition of most initial software license revenue will occur ratably over a 12-month period. As such, most licenses sold in the fourth quarter will be recognized in future periods.

“We were very pleased with the level of license activity and the record amount of services revenue in the fourth quarter,” said Dr. Donald E. Brown, president and chief executive officer for Interactive Intelligence. “We believe current quarter bookings — licenses that are reflected in our financial statements either as software revenue or deferred software revenue for the first time — are an important leading indicator for us, and our bookings in the fourth quarter were higher than in any other quarter in 2002.

“Our record level of services revenue, which increased more than 25 percent over the same period last year, highlights the value our installed customer base places on our products and provides us with a promising source of future revenue growth.”

“Most of our current quarter software revenue is attributable to prior quarter licenses,” said Keith A. Midkiff, chief financial officer for Interactive Intelligence. “Similarly, most of our current quarter licenses are reflected in deferred software revenue and will be recognized as software revenue in the upcoming 2003 quarters. We expect the increased amount of fourth quarter bookings, which can be calculated by adding an increase or subtracting a decrease in deferred software revenue to software revenue, to positively impact both cash flow in Q1 2003 and recognized revenue this year.”

Interactive Intelligence signed many new customers in the fourth quarter, including All Children’s Hospital, DeBeers Group of South Africa, Dixie Sales and Netegrity.

Add-on business was also strong with fourth quarter follow-on orders from customers such as Blue Cross Blue Shield, Christian Broadcasting Network, CompuCredit, InfoCision, Pizza Pizza, Pulte Mortgage, Sony Korea and many others.

New channel relationships forged in December included an OEM agreement with Hitachi IT, which gives organizations throughout Japan an IP-enabled contact center solution based on Interactive Intelligence technology. In addition, Philips Business Communications, a business unit of Royal Philips Electronics, signed a distribution agreement with Interactive Intelligence enabling it to offer the company’s software to organizations throughout Austria, Belgium, Sweden and the U.K.

Interactive Intelligence strengthened its presence in the emerging voice over IP enterprise communications market by winning Best of Show at November’s Internet Telephony Conference & Expo. The company was also recognized at November’s Planet PDA show, where its wireless application gateway product won Best of Show.

In response to growing contact center demand for more sophisticated monitoring tools, Interactive Intelligence released Interaction Supervisor™ in November, to be sold as an add-on application to its contact center and enterprise software.

Interactive Intelligence finished off the year by being named Indianapolis-Area’s Second Fastest Growing Public Company by the Indianapolis Business Journal, and making the Deloitte & Touche 2002 Technology Fast 500 — an awards program based on revenue designed to recognize the fastest growing technology companies in North America.

Interactive Intelligence will host a conference call to discuss fourth quarter results on Feb. 12 at 4:30 p.m. Eastern time (EST) featuring Dr. Brown and the company’s chief financial officer, Keith A. Midkiff. There will be a live Q&A session following opening remarks. The teleconference is expected to last approximately 45 minutes.

To access the teleconference, please dial 1 800-340-5808 at least five minutes prior to the start of the call. Ask for the conference call by the following name, “Interactive Intelligence Fourth Quarter Earnings Call.”  The teleconference will also be broadcast live on the investor relations’ page of the Interactive Intelligence Web site at http://www.ININ.com. An archive of the teleconference will be posted for playback for up to one week following the call.

About Interactive Intelligence Inc.

Interactive Intelligence Inc. (Nasdaq: ININ) is a global developer of IP telephony software designed to give contact centers, enterprises and service providers a simple and cost-effective alternative to traditional telecommunications and computer telephony integration solutions. The company was founded in 1994 and has more than 900 customers worldwide. Recent awards include Software Magazine’s 2002 Top 500 Global Software and Services Companies, and the Deloitte & Touche 2002 Technology Fast 500. Interactive Intelligence employs approximately 350 people and is headquartered in Indianapolis, IN. The company has more than 20 offices throughout North America, Europe and Asia. Its telephone number is +1 317.872.3000; on the Web: http://www.ININ.com.

This release contains certain forward-looking statements that involve a number of risks and uncertainties.  Among the factors that could cause actual results to differ materially are the following:  rapid technological changes in the industry, volatility in the market price of the company’s common stock; the company’s ability to achieve profitability, to manage successfully its growth and increasingly complex third party relationships, to maintain successful relationships with its current and any new resellers, to maintain and improve its current products and to develop new products and to protect its proprietary rights adequately; and other factors described in the company’s SEC filings, including the company’s latest annual report on Form 10-K and its quarterly reports on Form 10-Q.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks.  All other trademarks mentioned in this document are the property of their respective owners.

Copyright © 2003 Interactive Intelligence Incorporated.  All rights reserved.

Contact(s):

Keith A. Midkiff, Chief Financial Officer

Interactive Intelligence Inc.

+1 317.715.8135

keith.midkiff@inin.com

Interactive Intelligence, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2002	December 31, 2001
		As restated
Assets
Current assets:
Cash, cash equivalents and short-term investments	$15,244	$22,084
Accounts receivable, net	9,047	8,424
Prepaid expenses and other current assets	2,243	2,338
Total current assets	26,534	32,846

Property and equipment, net	7,586	9,598

Other assets, net	1,046	1,064
Total assets	$35,166	$43,508

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$4,198	$4,914
Deferred software revenue	12,102	13,563
Deferred services revenue	9,882	9,214
Total current liabilities	26,182	27,691

Total shareholders’ equity	8,984	15,817
Total liabilities and shareholders’ equity	$35,166	$43,508

Interactive Intelligence, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(quarterly amounts are unaudited)

	Three months ended December 31,		Year ended December 31,
	2002	2001	2002	2001
		As restated		As restated
Revenues:
Software	$6,274	$8,495	$28,323	$31,321
Services	5,559	4,363	19,483	16,625
Total revenues	11,833	12,858	47,806	47,946

Costs and expenses:
Costs of software	249	475	986	959
Costs of services	3,315	2,980	12,123	13,430
Sales and marketing	5,093	5,446	21,022	21,987
Research and development	3,785	3,984	15,142	15,616
General and administrative	1,359	1,507	5,606	6,786
Special charges	92	—	774	1,056
Total costs and expenses	13,893	14,392	55,653	59,834
Operating loss	(2,060)	(1,534)	(7,847)	(11,888)

Interest income, net	93	228	412	1,169
Loss before income taxes	(1,967)	(1,306)	(7,435)	(10,719)

Income taxes	51	35	230	271

Net loss	$(2,018)	$(1,341)	$(7,665)	$(10,990)

Net loss per share:
Basic and diluted	$(0.13)	$(0.09)	$(0.50)	$(0.73)

Shares used to compute net loss per share:
Basic and diluted	15,500	15,270	15,423	15,058

Interactive Intelligence, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(2002 quarterly amounts are unaudited)

	December 31 2000	December 31 2000	December 31 2001	December 31 2001	March 31 2002	March 31 2002	June 30 2002	June 30 2002	September 30 2002	September 30 2002
	As reported	As restated	As reported	As restated	As reported	As restated	As reported	As restated	As reported	As restated
Assets
Current assets:
Cash, cash equivalents and short-term investments	$12,709	$12,709	$22,084	$22,084	$12,045	$12,045	$17,669	$17,669	$17,341	$17,341
Accounts receivable, net	9,478	9,478	8,424	8,424	9,109	9,109	8,242	8,242	7,406	7,406
Prepaid expenses and other current assets	1,156	1,958	1,339	2,338	1,327	2,273	1,001	1,950	917	1,869
Total current assets	23,343	24,145	31,847	32,846	22,481	23,427	26,912	27,861	25,664	26,616

Property and equipment, net	8,389	8,389	9,598	9,598	9,154	9,154	8,738	8,738	8,232	8,232

Long-term investments	1,012	1,012	—	—	6,086	6,086	—	—	—	—
Other assets, net	907	907	1,064	1,064	1,092	1,092	1,150	1,150	1,058	1,058
Total assets	$33,651	$34,453	$42,509	$43,508	$38,813	$39,759	$36,800	$37,749	$34,954	$35,906

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$5,048	$4,960	$5,020	$4,914	$4,623	$4,526	$4,511	$4,418	$4,799	$4,708
Deferred software revenue	270	11,607	—	13,563	—	12,017	—	11,260	289	11,277
Deferred services revenue	7,151	7,151	9,214	9,214	9,551	9,551	9,830	9,830	9,148	9,148
Current portion of capital lease obligation	377	377	—	—	—	—	—	—	—	—
Total current liabilities	12,846	24,095	14,234	27,691	14,174	26,094	14,341	25,508	14,236	25,133

Total shareholders’ equity	20,805	10,358	28,275	15,817	24,639	13,665	22,459	12,241	20,718	10,773
Total liabilities and shareholders’ equity	$33,651	$34,453	$42,509	$43,508	$38,813	$39,759	$36,800	$37,749	$34,954	$35,906

Interactive Intelligence, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(2002 quarterly amounts are unaudited)

	Year ended December 31, 2000		Year ended December 31, 2001		Three months ended March 31, 2002		Three months ended June 30, 2002		Three months ended September 30, 2002
	As reported	As restated	As reported	As restated	As reported	As restated	As reported	As restated	As reported	As restated

Revenues:
Software	$28,121	$16,784	$33,547	$31,321	$6,046	$7,592	$6,947	$7,704	$6,481	$6,753
Services	10,475	10,475	16,625	16,625	4,361	4,361	4,416	4,416	5,147	5,147
Total revenues	38,596	27,259	50,172	47,946	10,407	11,953	11,363	12,120	11,628	11,900

Costs and expenses:
Costs of software	540	540	994	959	328	272	250	192	296	273
Costs of services	10,118	10,118	13,430	13,430	3,023	3,023	2,865	2,865	2,920	2,920
Sales and marketing	17,486	16,596	22,167	21,987	5,431	5,549	5,132	5,191	5,167	5,189
Research and development	10,835	10,835	15,616	15,616	3,906	3,906	3,712	3,712	3,739	3,739
General and administrative	5,158	5,158	6,786	6,786	1,497	1,497	1,381	1,381	1,369	1,369
Special Charge	—	—	1,056	1,056	—	—	682	682	—	—
Total costs and expenses	44,137	43,247	60,049	59,834	14,185	14,247	14,022	14,023	13,491	13,490
Operating loss	(5,541)	(15,988)	(9,877)	(11,888)	(3,778)	(2,294)	(2,659)	(1,903)	(1,863)	(1,590)

Interest income, net	1,108	1,108	1,169	1,169	129	129	104	104	86	86
Loss before income taxes	(4,433)	(14,880)	(8,708)	(10,719)	(3,649)	(2,165)	(2,555)	(1,799)	(1,777)	(1,504)

Income taxes	180	180	271	271	69	69	60	60	50	50

Net loss	$(4,613)	$(15,060)	$(8,979)	$(10,990)	$(3,718)	$(2,234)	$(2,615)	$(1,859)	$(1,827)	$(1,554)

Net loss per share:
Basic and diluted	$(0.33)	$(1.06)	$(0.60)	$(0.73)	$(0.24)	$(0.15)	$(0.17)	$(0.12)	$(0.12)	$(0.10)

Shares used to compute net loss per share:
Basic and diluted	14,171	14,171	15,058	15,058	15,337	15,337	15,398	15,398	15,453	15,453